EXHIBIT 10.70

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (“Agreement”) is made as of the 16 day of July 2019 (the “Effective Date”) by and between DAVID P. FEASTER (hereinafter referred to as “Consultant”) of 1717 73rd Circle NE, St. Petersburg, FL 33702, and REPUBLIC BANK & TRUST COMPANY of 601 West Market Street, Louisville, KY 40202 (hereinafter referred to as “Client”).  Consultant and Client are each referred to herein from time to time as a “party” and together are referred to herein from time to time as the “parties.”

RECITALS

WHEREAS, Client is desirous of retaining Consultant as an independent consultant to support Client’s efforts to offer financial services products; and

WHEREAS, Consultant has agreed to provide such services as an independent contractor pursuant to the terms and conditions stated in this Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained below, the parties agree as follows:

1.Description of Services.  Beginning on August 5, 2019 (“Effective Date”), Consultant will provide the following services (collectively, the “Services”):  Assist with business development and retention in Client’s Florida market; participate in Client’s designated Loan Committee meetings related to proposed credits in Client’s Florida market; assist with talent recruitment in Client’s Florida market and consult with Client’s other market executives on structure and recruiting matters; assist with expansion or acquisition opportunities in Client’s Florida market; attend Client’s ALCO Committee meetings at least twice monthly and consult with the Committee; attend Client’s HR Staffing Committee meetings at least twice monthly and consult with the Committee.  All Services will be performed exclusively by Consultant.  Consultant may provide the Service from any location of his choosing, but Client will provide Consultant with necessary office and support functions, including necessary email access. Consultant acknowledges that the certain aspects of the schedule to provide such Services will depend on business needs and will be as agreed upon either orally or via email by Consultant and Client’s Chief Lending Officer. Consultant shall have the right to devote his business day and working efforts to such other business and professional opportunities as do not interfere with the rendering of services to the Client or otherwise violate this Agreement.

2.Term/Termination.  The initial term of this Agreement is the period commencing on the Effective Date and ending on January 31, 2020.  This Agreement shall be automatically renewable under the same terms and conditions for one calendar-month periods subsequent to the expiration of the initial term, unless terminated in writing by either party thirty (30) days prior to expiration of the then-current term.

3.Fee and Commitment. Consultant will be paid $5,000 per month during the term of this Agreement for the performance of the Services, with any partial months being prorated.  Also:

a)

Consultant will devote a minimum cumulative level of bona fide service of ten (10) hours per week to Client Services, and acknowledges that, for some weeks, the time commitment may be much greater and in others a bit lower such that the average time will generally exceed this minimum.  The Fee payable hereunder will be fixed for each period, regardless of the hours actually devoted.

b)

Consultant will provide an invoice for reimbursable expenses as described below to Client’s Chief Lending Officer five (5) days after the end of each month. Such invoices may be sent by Consultant via email attachment, and will be payable no later than ten (10) days following the date of the invoice.

c)	Consultant will continue to participate in the Florida Banker’s Association and represent Client’s membership therein as requested.

4.Relationship of Parties.    While Consultant was, prior to the Effective Date, an employee of Client, his duties hereunder are distinctly different in nature and amount. It is understood by the parties that Consultant is an independent contractor with respect to Client.  Consultant shall be entirely and solely responsible for his actions or inactions and the actions or inactions of his agents, employees or subcontractors, if any, while performing Services hereunder.  Consultant will not have supervisory or management level control over Client employees. Consultant agrees that he shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Client and Consultant, his agents and employees, or between the Client and any subcontractor or its agents and employees, and Consultant is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Client, to incur debts for the Client or to bind the Client in any manner whatsoever.

5.Taxes and Company Benefits.  Because Consultant shall be serving as an independent contractor of the Client, so Client will not deduct any federal, state or local taxes or other withholdings from any sums paid Consultant hereunder (unless specifically provided by law with respect to independent contractors), and Consultant hereby agrees to fully and timely pay, and indemnify and hold harmless the Client and each of its affiliates from, any liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by the Client to Consultant hereunder.  Consultant shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by his agents or employees.  Further, neither Consultant nor any of his agents or employees shall be entitled to any benefits provided by the Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees. Consultant and Client acknowledge and agree, however, that Client has an obligation under a Supplemental Executive Retirement Plan to pay certain benefits to Consultant based on his prior services as an employee to Client, which payments may not begin until services hereunder cease, given that Internal Revenue Code Section 409A (which applies to such benefit plan), does not allow payment until the services provided by Consultant as either an employee or independent contractor, are reasonably excepted by the parties to decline to 20% or less than the time devoted to any such services in the prior 36-month period, and both parties acknowledge that the expected Services hereunder will exceed that time commitment, such that SERP payments will be delayed until after cessation of the term hereunder.

6.Expenses.  Client will bear Consultant’s reasonable and necessary expenses for airfare, auto rental, mileage, meals, and lodging for Client business-related trips and monthly dues at the Vinoy County Club, and will pay for local mileage expenses.

Consultant will attempt to have travel arranged and paid by Client.  For those expenses not paid directly by Client, Consultant will include them on the monthly billing invoices described in Section 3(b), with receipts attached, to document requested reimbursement of such expenses. Individual expenses more than $1,000 must be approved by Client’s Chief Lending Officer for Client before such expenses are incurred.  Such approval may be provided via email by Client’s Chief Lending Officer.  Client will reimburse Consultant promptly for all invoiced expenses.

Work-related expenses such as copies, faxing, printing, etc., if any, will be billed to Client for reimbursement and itemized separately on the monthly invoices described in Section 3(b).

   7.Intellectual Property.    The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents related to the business of Client (collectively, “Intellectual Property”):

a)	Consultant’s Intellectual Property. Consultant does not personally hold any interest in any Intellectual Property.

b)Development of Intellectual Property.  Any improvements to Intellectual Property, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Consultant during the term of this Agreement, shall be the property of Client.  Consultant, at the expense of Client, shall sign all documents necessary to perfect the rights of Client in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents, and, upon request, Consultant shall sign all documents necessary to assign the rights to such Intellectual Property to Client.

8.Confidentiality.

a)

Consultant acknowledges that, by reason of his engagement as a consultant to Client under this Agreement, he will or may have access to confidential and proprietary information of Client, including client and customer lists, confidential personal customer information, developments, information pertaining to services and products, improvements of new or existing services and products, know-how, uniform patterns, specifications, profit and other financial figures, and other information treated as proprietary or confidential by Client which is not otherwise readily available from public or published sources.  Consultant will maintain in confidence all such confidential or proprietary information and he will not, for any reason, during his engagement by Client, or thereafter, directly or indirectly, use for his benefit, or for any person, firm, corporation, partnership, joint venture or other entity other than Client or its affiliates, any confidential or proprietary information relating to the business or affairs of Client, except: (i) with the prior written authorization of Client; (ii) as may be required in his performance of the Services; and (iii) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that any disclosure under this (iii) does not exceed the extent of disclosure required by such law, regulation or order.  Consultant will not remove any confidential or proprietary information from Client's premises without Client's prior consent. Any unauthorized distribution or release of confidential or proprietary information by Consultant, whether intentional or accidental, shall be immediately reported to Client. Consultant shall take all reasonable steps to limit any further distribution or release and shall reimburse Client for any costs required to be expended by Client to notify or compensate any customers or third parties due to such unauthorized distribution or release of information. A violation of this Section 7(a) shall be a material violation of this Agreement.

b)

Client acknowledges that, by reason of its engagement of Consultant under this Agreement, it will or may have access to confidential and proprietary information of Consultant.  Client will maintain in confidence all such confidential or proprietary information and that it will not, for any reason, during its engagement of Consultant, or thereafter, directly or indirectly, use for its benefit, or for any person, firm, corporation, partnership, joint venture or other entity whatsoever, any confidential or proprietary information relating to the business or affairs of Consultant without the prior written authorization of Consultant.

9.Return of Materials.  Upon termination of Consultant’s engagement, for whatever reason, Consultant will promptly surrender to Client all notes, memoranda, customer lists, records, reports, computer programs and all other documents and material, and all copies thereof, whether prepared by Consultant or others, which contain or relate to confidential or proprietary information of Client of which Consultant has obtained possession during the course of performing Consultant’s obligations hereunder.

10.Non-Solicitation.  During the term of this Agreement and for the one-year period after the termination of this Agreement, Consultant shall not (i) solicit or divert or attempt to divert from Client or its affiliates, any customer's business that now, or at any time during Consultant’s earlier employment or service hereunder with Client, was enjoyed by or specifically targeted by Client or its affiliates; or (ii) accept business from any business account or customer of Client or its affiliates in favor of any entity which offers  products or services competitive with or substantially similar to Client’s products or services, (each a “restricted entity”) who was a restricted entity of Client or its affiliates during the term of this Agreement, including any restricted entity that was contacted by Consultant on behalf of Client or its affiliates during the term of this Agreement, or about whom Consultant obtained confidential information; or (iii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ or engage any employees or independent contractors of Client or any of its affiliates; or (iv) otherwise attempt to interfere with Client’s or its affiliates’ business or its or their relationship with its or their business accounts, consultants, customers, employees, or vendors.

11.Indemnification by Consultant.  Consultant shall indemnify and hold Client harmless from taxes in accordance with Section 5 above, and against any other claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by Client (including reasonable attorney’s fees and other reasonable costs and expenses incident to any suit, action, proceeding or claim) arising out of or resulting from, and will pay the Client on written demand the full amount of any sum which the Client may pay or may become obligated to pay in respect of, (i) any inaccuracy in any representation or the breach of any warranty made by Consultant in this Agreement, or (ii) any failure by Consultant duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by Consultant, except as assumed in Section 14 by Client, covered by any applicable indemnification provisions of Client’s articles, bylaws or insurance, or to the extent that any such claim, cost, expense, damage, liability, loss or deficiency is caused by Client’s act or omission.

12.Indemnification by Client.  Client shall indemnify and hold Consultant harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by Consultant (including reasonable attorney’s fees and other reasonable costs and expenses incident to any suit, action, proceeding or claim) arising out of or resulting from, and will pay Consultant on written demand the full amount of any sum which Consultant may pay or may become obligated to pay in respect of, (i) any inaccuracy in any representation or the breach of any warranty made by Client pursuant to this Agreement, or (ii) any failure by Client duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by Client, except to the extent that any such claim, cost, expense, damage, liability, loss or deficiency is caused by Consultant’s gross negligence, and (iii) any other claims and causes of action, other than those which are expressly assumed by Consultant hereunder, which may arise or have arisen directly or indirectly out of the Client’s business operations.

13.Employees.  The Services to be performed hereunder will be performed only by Consultant.

14.No Assurance of Success.  Client acknowledges that Consultant is merely lending expertise in providing the Services to Client and makes no assurance of success or any particular result for Client.

15.Notices.  Except as otherwise specified in this Agreement, all notices, requests and approvals required by this Agreement (i) shall be in writing, (ii) shall be addressed to the parties as indicated below unless notified in writing of a change in address, and (iii) shall be deemed to have been given either when personally delivered or when sent by regular United States mail, in which event it shall be sent postage prepaid upon delivery thereof as follows:

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Consultant:	David P. Feaster
1717 73rd Circle NE
St. Petersburg, FL 33702

Client:	Republic Bank& Trust Company
601 West Market Street
Louisville, KY 40202
Attn: Andy Powell

16.No Assignment.  Consultant may not assign his duties and obligations hereunder.

17.Entire Agreement.  Except as indicated in the next sentence, this Agreement contains the entire agreement of the parties, there are no other promises or conditions in any other agreement between the parties whether oral or written, and this Agreement supersedes any prior written or oral agreements between the parties.  The Cornerstone Community Bank Supplemental Executive Benefit Plan & Split Dollar Agreement will continue in effect under its terms and conditions and Client shall assure that it’s affiliates take all actions necessary to maintain and comply with terms of the Cornerstone Community Bank Supplemental Executive Benefit Plan & Split Dollar Agreement.  Any fees or compensation that may be payable to Consultant for his service as a member of the Board of Directors of Client is not adversely impacted by this Section 17.

18.Amendment.  This Agreement may be modified or amended if the amendment is signed by both of the parties.

19.Interpretation; Severability.  References in this Agreement to: (i) “Section” are to provisions of this Agreement; (ii) “month” or “monthly” are to calendar months; (iii) “include” and “including” are not words of limitation; and (iv) “any” means “any and all” where appropriate in the context  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable.

20.Waiver of Contractual Right.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

21.Applicable Law.  This Agreement shall be governed by the laws of the Commonwealth of Kentucky.  All disputes between the parties will be resolved in Jefferson County, Kentucky and the parties submit exclusively to the Commonwealth of Kentucky for the resolution of all disputes between them.

22.Binding Effect.  This Agreement shall be binding upon the parties and their respective successors, executors, administrators, personal representatives, assigns and heirs.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

DAVID P. FEASTER, CONSULTANT	REPUBLIC BANK & TRUST COMPANY, CLIENT
/ss/ David P. Feaster	/ss/ Anthony Powell
By: David P. Feaster	By: Anthony Powell, Executive Vice President, Chief Lending Officer

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